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                                                                       EXHIBIT 1

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
The Money Store Inc.:


We consent to incorporation by reference in the Registration Statement (Form S-8 No. 33-96830) pertaining to The Money Store Profit-Sharing Plan and in the related prospectus of our report dated July 9, 1998, relating to the Statement of Net Assets Available for Plan Benefits of The Money Store Profit-Sharing Plan as of December 31, 1997 and 1996 and the Related Statement of Changes in Net Assets Available for Plan Benefits for the years then ended and all schedules included in this annual report on Form 11-K.

Our report refers to supplemental schedules required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Security Act of 1974. With respect to the supplemental schedule of Reportable Transactions, our report contains an explanatory paragraph that states that the schedule does not disclose the historical cost and the net gain or loss of investments sold.




Sacramento, California
July 13, 1998